Exhibit 3.1

CERTIFICATE REQUIRED TO BE FILED WITH

RESTATED CERTIFICATE OF INCORPORATION OF

HEXION SPECIALTY CHEMICALS, INC.

Dated as of May [    ], 2006

Pursuant to the New Jersey Business Corporation Act §14A:9-5

1. Hexion Specialty Chemicals, Inc. (the “Corporation”) restates, integrates and further amends its Certificate of Incorporation (as previously amended) to read in full as attached hereto as Exhibit A (the “Restated Certificate of Incorporation”).

2. The Restated Certificate of Incorporation was adopted on May [    ], 2006. The number of shares of capital stock of the Corporation entitled to vote thereon was 82,629,906 shares of common stock, $0.01 par value per share; of such number of shares entitled to vote, all 82,629,906 shares voted for the adoption of such Restated Certificate of Incorporation; no shares voted against such adoption.

3. The Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation. See Exhibit A.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer as of the date first above written and hereby affirms that the facts stated herein are true.

HEXION SPECIALTY CHEMICALS, INC.

By:
Name:
Title:

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

HEXION SPECIALTY CHEMICALS, INC.

ARTICLE I

CORPORATE NAME

The name of the corporation (herein called the “Corporation”) is Hexion Specialty Chemicals, Inc.

ARTICLE II

PURPOSE

The purpose for which this Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the “NJBCA”).

ARTICLE III

CAPITAL STOCK

(a) Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 600,000,000 shares, consisting of 500,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).

(b) Effect of Prior Stock Split. Effective as of September 19, 2005, pursuant to resolutions duly adopted by the board of directors of the Corporation (the “Board”), and ratified by resolutions duly adopted by the sole shareholder of the Corporation, a reverse split of the Common Stock of the Corporation was effected, whereby each share of Common Stock issued and outstanding or held as a treasury share by the Corporation immediately prior to such reverse split was reclassified, changed and converted into 0.85268157 share of Common Stock (the “Reverse Split”). No change to the par value or the number of authorized shares of capital stock of the Corporation was effected by the Reverse Split. Prior to the Reverse Split, there were 96,905,936 shares of common stock of the Corporation issued and outstanding. At the time of filing of this Restated Certificate of Incorporation (this “Restated Certificate”) with the Department of Treasury of the State of New Jersey (the “Effective Time”), as a result of the Reverse Split, there were 82,629,906 shares of Common Stock issued and outstanding.

(c) Preferred Stock. Subject to the provisions of this Article III, the Preferred Stock may be issued from time to time in one or more classes or series. The Board shall have the authority to the fullest extent permitted under the NJBCA to adopt by resolution from time to time one or more designations providing for one or more classes or series of Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such series, subject to any requirements of the NJBCA and this Restated Certificate.

The authority of the Board with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of Preferred Stock:

(i) the distinctive designation of such class or series and the number of shares to constitute such class or series (which number may, except where otherwise provided in the designation of such Preferred Stock, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding));

(ii) the date on which, and the rate at which, dividends, if any, on the shares of such class or series shall be declared and paid, or set aside for payment, and whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(iii) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock, and, if redeemable, the price, terms and manner of such redemption;

(iv) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(v) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vi) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the date or dates of such conversion or exchange, the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vii) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(viii) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock; and

(ix) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, by the vote of the members of the Board then in office acting in accordance with this Restated Certificate, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Restated Certificate or the provisions of any certificate of amendment of this Restated Certificate.

(d) Voting Rights. The holders of Common Stock shall be entitled to one vote per share of Common Stock on all matters that may be submitted to the holders of Common Stock.

(e) Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The address of the Corporation’s current registered office is 830 Bear Tavern Road, West Trenton, NJ 08628. The name of Corporation’s current registered agent at that address is Corporation Service Company.

ARTICLE V

BOARD OF DIRECTORS

(a) Current Board. The number of directors constituting the current Board is seven (7). The names and addresses of the current members of the Board are:

(i)	William H. Carter 180 East Broad Street, Columbus, Ohio 43215

(ii)	Craig O. Morrison 180 East Broad Street, Columbus, Ohio 43215

(iii)	Marvin O. Schlanger 1600 Smith Street, 24th Floor, Houston, Texas 77002

(iv)	Joshua J. Harris 9 West 57th Street, New York, New York 10019

(v)	Robert V. Seminara 9 West 57th Street, New York, New York 10019

(vi)	Scott M. Kleinman 9 West 57th Street, New York, New York 10019

(vii)	Jordan C. Zaken 9 West 57th Street, New York, New York 10019

(b) Number of Directors; Election of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock, the number of directors of the Corporation shall be such as from time to time shall be established by the Board; provided that in no event shall the total number of directors constituting the entire Board be less than three (3) nor more than fifteen (15). Election of directors need not be by written ballot.

(c) Future Classification of Directors. From and after the date of the first annual meeting of shareholders subsequent to the Effective Time (the “First Shareholders’ Meeting”), without any further action on the part of any of the Board, the Corporation or the holders of any capital stock of the Corporation, the Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director. Class I directors shall be newly-elected at the First Shareholders’ Meeting; Class II directors shall initially be Marvin O. Schlanger, Nigel D. T. Andrews and Scott M. Kleinman; Class III directors shall initially be Craig O. Morrison, David C. House and Joshua J. Harris.

(d) Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that: each director initially elected to Class I shall serve for a term expiring at the Corporation’s annual meeting of shareholders held in 2007 (which shall not be held earlier than the first anniversary of the First Shareholders’ Meeting); each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of shareholders held in 2008; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of shareholders held in 2009; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

(e) Quorum. Except as otherwise provided by law, this Restated Certificate or the By-laws of the Corporation (the “By-laws”), a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the directors constitute a quorum. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

(f) Manner of Acting.

(i) Subject to Section (f)(ii) of this Article V, every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Restated Certificate or the By-laws.

(ii) Notwithstanding anything to the contrary contained herein, the Corporation shall not, and shall not permit any of its subsidiaries to, take any of the following actions without the affirmative vote of at least two-thirds of the entire Board:

(A) the amendment, modification or repeal of any provision of this Restated Certificate, the By-Laws or similar organizational documents in a manner that adversely affects any of Apollo Management IV, L.P., Apollo Management V, L.P. or any of its or their affiliates (collectively, “Apollo”);

(B) the redemption, purchase or acquisition of any securities of the Corporation or any of its subsidiaries;

(C) the issuance of additional shares of any class or series of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of the Corporation adopted by the Board);

(D) the payment or declaration of any dividend or other distribution with respect to any shares of any class or series of capital stock;

(E) a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of the Corporation’s or any of its subsidiaries’ assets to another entity (other than transactions between the Corporation and any of its wholly owned subsidiaries or transactions between two or more wholly owned subsidiaries of the Corporation);

(F) a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of the Corporation;

(G) a split, combination or reclassification of any shares of capital stock;

(H) a disposition of any assets with a value in excess of $25.0 million in the aggregate, other than sales of inventory in the ordinary course of business;

(I) consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $25.0 million in the aggregate outside of the ordinary course of business;

(J) the incurrence of indebtedness aggregating more than $25.0 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of the Corporation’s initial public offering of Common Stock;

(K) the appointment, termination or replacement of the Corporation’s Chief Executive Officer; and

(L) a change in the size of the Corporation’s Board.

(iii) The foregoing Section (f)(ii) shall terminate and be of no further effect at such time as both (A) Apollo no longer beneficially owns at least thirty-three and one-third percent (33 1/3%) of the total number of shares of the Corporation’s Common Stock outstanding at any time, and (B) Apollo (excluding any individuals who own shares of the Corporation’s Common Stock directly that were purchased by them or were obtained upon the exercise of options granted to them in their capacity as a member of the Board) has, subsequent to the Corporation’s initial public offering of Common Stock (and the exercise of any related over-allotment option), sold at least one share of the Corporation’s Common Stock to a person that is not an affiliate of Apollo.

(g) Removal; Resignation. Subject to the rights, if any, of the holders of any series of Preferred Stock, a director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the votes that all the shareholders would be entitled to cast in any annual election of directors or class of directors. A director may resign at any time by filing his written resignation with the secretary of the Corporation.

(h) Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock, and unless otherwise provided by law, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the shareholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

ARTICLE VI

INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 14A:6-12 of the NJBCA (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. If the NJBCA is amended after the Effective Time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NJBCA, as so amended. Subject to the limitations of Section 14A:3-5 of the NJBCA, the Corporation is authorized to provide by by-law, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its shareholders in excess of the indemnification otherwise permitted by applicable law.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Any right or protection of a director of the Corporation under this paragraph shall inure to the benefit of such director’s heirs, executors and administrators.

ARTICLE VII

MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders, it is further provided:

(a) In furtherance and not in limitation of the powers conferred by the laws of the State of New Jersey, except as otherwise provided in this Restated Certificate, the Board is expressly authorized and empowered:

(i) to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of New Jersey or this Restated Certificate;

(ii) without the assent or vote of the shareholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property;

(iii) to determine whether any, and if any, what part, of the net profits of the Corporation shall be declared in dividends and paid to the shareholders, and to direct and determine the use and disposition of any such net profits; and

(iv) to fix from time to time the amount of net profits of the Corporation to be reserved for any other purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of New Jersey, of this Restated Certificate and of the By-laws.

(b) No action that is required or permitted to be taken by the shareholders of the Corporation at any annual or special meeting of shareholders may be effected by written consent of shareholders in lieu of a meeting of shareholders.

(c) A special meeting of the shareholders for any purpose or purposes may be called by the Board, the Chairman of the Board, the Chief Executive Officer, the President or the holders of at least fifty percent (50%) of the total number of outstanding shares of capital stock of the Corporation entitled to vote.

(d) The books of the Corporation may be kept outside the State of New Jersey at such place or places as may be designated by the Board or in the By-laws.

ARTICLE VIII

AMENDMENT

Subject to Section (f)(ii) of Article V hereof, from time to time any of the provisions of this Restated Certificate may be altered, amended or repealed, and other provisions authorized by the laws of the State of New Jersey at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation by this Restated Certificate are granted subject to the provisions of this Article VIII; provided, however, that any amendment to this Article VIII or Section (f) of Article V hereof shall require the affirmative vote of holders of not less than seventy-five percent (75%) of the outstanding shares entitled to vote at a meeting of the shareholders called for that purpose.

ARTICLE IX

EFFECTIVE TIME

Pursuant to Section 14A:9-5(6) of the NJBCA, this Restated Certificate shall be effective, upon the date of filing with the Department of Treasury of the State of New Jersey.

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IN WITNESS WHEREOF, the undersigned corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officer as of the      day of May, 2006.

HEXION SPECIALTY CHEMICALS, INC.

By:
Name:
Title: